EXHIBIT 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120  •  (847) 741-3300  •  Fax (847) 741-9561

THE MIDDLEBY CORPORATION ANNOUNCES DEBT REFINANCING AND
$0.40 PER SHARE SPECIAL DIVIDEND

Elgin, IL (May 19, 2004) – The Middleby Corporation (NASDAQ:MIDD) today entered into an amended $70 million revolving senior bank facility led by Bank of America (NYSE:BAC). The Company also announced today that its Board of Directors has approved the payment of a $0.40 per common share special dividend to shareholders of record as of the close of business on June 4, 2004. The special dividend will be paid on or about July 6, 2004. The company has approximately 9,222,000 common shares outstanding.

Selim A. Bassoul, President and CEO of Middleby said, “The amended credit agreement provides the company with increased flexibility at a reduced interest rate spread compared to our previous agreement.”

Middleby Chairman, William F. Whitman, Jr. added, “Strong cash flows have allowed us to pay down more than $34 million of debt since 2002. In light of the Company’s recent earnings and strong cash flows the Board wanted shareholders to participate in the Company’s progress.”

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company’s SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company’s leading equipment brands include Blodgett®, Blodgett Combi®, Blodgett Range®, CTX®, MagiKitch’n®, Middleby Marshall®, Pitco Frialator®, Southbend®, and Toastmaster®. Middleby’s international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby’s international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

For further information about Middleby, visit www.middleby.com.

Contact:	Darcy Bretz, Investor and Public Relations, 847-429-7756 David Baker, Chief Administrative Officer, 847-429-7915 Timothy FitzGerald, Chief Financial Officer, 847-429-7744